Exhibit 3.7

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

This corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of IMAGING3, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and in the best interests of the corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation is amended by changing the Article thereof labeled “ARTICLE I” so that, as amended, said Article shall be and read as follows:

“The name of the corporation is GRAPEFRUIT USA, INC. (the “Company”).”

SECOND: That thereafter, pursuant to Section 242 of the General Corporation Law of the State of Delaware, stockholder approval of the name change was not necessary or required, and that the change of name of the corporation was and is effective without necessity of compliance with Section 222 of the General Corporation Law of the State of Delaware.

THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd Day of January, 2020.

By:
Authorized Officer - Signature
Title:	Chief Executive Officer
Name:	Bradley J. Yourist

State of Delaware

Secretary of Sate

Division of Corporations

Delivered 02:09 PM 01/23/2020

FILED 02:09 PM 01/23/2020

SR 20200503275 - File Number 6551240